                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                               ----------------
                                 SCHEDULE 13G


            Information statement pursuant to Rule 13d-1 and 13d-2

                            (Amendment No. 2)  (1)


                         MET-COIL SYSTEMS CORPORATION
------------------------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
-------------------------------------------------------------------------------
                        (Title of class of securities)


                                 590850-10-3
-------------------------------------------------------------------------------
                                (CUSIP number)

                             -------------------



Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                       (CONTINUED ON FOLLOWING PAGE(S))


                             (Page 1 of 4 Pages)






(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                SCHEDULE 13G
-------------------------------------------------------------------------------
                                             13G
   CUSIP NO.  590850-10-3                           Page  2   of  4   Pages
                                                        -----    ----


  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Met-Coil Systems Corporation Retirement Plan  EIN 42-1027215
--------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) [ ]
                Not Applicable                              (b) [ ]
-------------------------------------------------------------------------------

  3       SEC USE ONLY

------------------------------------------------------------------------------

  4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Iowa
-------------------------------------------------------------------------------
  NUMBER OF        5        SOLE VOTING POWER
  SHARES                       0
  BENEFICIALLY  --------------------------------------------------------------
  OWNED BY EACH
  REPORTING        6             339,840
  PERSON WITH               SHARED VOTING POWER
                ---------------------------------------------------------------

                   7            0
                            SOLE DISPOSITIVE POWER
                ---------------------------------------------------------------
                   8             339,840
                            SHARED DISPOSITIVE POWER
                ---------------------------------------------------------------
  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 339,840
-------------------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [ ]
           Not Applicable
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                 11.2%
-------------------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
                 EP

-------------------------------------------------------------------------------
                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 590850-10-3                       13G                   PAGE 3 OF 4 PAGES


ITEM 1 (a).      NAME OF ISSUER:
                          Met-Coil Systems Corporation

ITEM 1 (b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                          5486 Sixth Street SW
                          Cedar Rapids, IA  52404


ITEM 2 (a).      NAME OF PERSON FILING:
                          Met-Coil Systems Corporation Retirement Plan
                          (the "Plan")

ITEM 2 (b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
                          5486 Sixth Street SW
                          Cedar Rapids, IA  52404

ITEM 2 (c).      CITIZENSHIP
                          Not Applicable

ITEM 2 (d).      TITLE OF CLASS OF SECURITIES:
                          Common Stock

ITEM 2 (e).      CUSIP NUMBER:
                          590850-10-3


ITEM 3.(f).      THE PERSON FILING IS A:
                 (x) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

ITEM 4.  OWNERSHIP AS OF:

                 (a)      Amount Beneficially Owned:   ................ 339,840

                 (b)      Percent of Class:   ...........................  11.2%

                 (c)      Number of shares as to which such person has:

                                  (i)      Sole power to vote or to
                                           direct the vote   ............    0

                                  (ii)     Shared power to vote or to
                                           direct the vote   ..........  339,840
                                  (iii)    Sole power to dispose or to
                                           direct the disposition of  .....  0

                                  (iv)     Shared power to dispose or to
                                           direct the disposition of ... 339,840

CUSIP 590850-10-3                       13G                PAGE 4 OF 4 PAGES



ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
              Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
              Participants in the Plan have the right to receive dividends from, and the proceeds from the sale of the Common Stock of, Met-Coil Systems Corporation held by the Plan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
              Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
              Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
              Not Applicable


ITEM 10. CERTIFICATION:

              By signing below the reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 15, 1996
                                                           ---
                                                  MET-COIL SYSTEMS CORPORATION
                                                  RETIREMENT PLAN





                                                   By:     Joseph H. Ceryanec\s\
                                                           ---------------------
                                                   Name: Joseph H. Ceryanec
                                                   Title:  Trustee

                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                 -------------
                                 SCHEDULE 13G


            Information statement pursuant to Rule 13d-1 and 13d-2

                            (Amendment No.  8   )(1)


                         MET-COIL SYSTEMS CORPORATION
    -----------------------------------------------------------------
                               (Name of Issuer)


                                 COMMON STOCK
     -------------------------------------------------------------------
                        (Title of class of securities)


                                  590850-10-3
     --------------------------------------------------------------------
                                (CUSIP number)




Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


                       (CONTINUED ON FOLLOWING PAGE(S))


                             (Page 1 of 4 Pages)





(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                                 SCHEDULE 13G
------------------------------------------------------------------------------
                                      13G
CUSIP NO.    590850-10-3                         Page  2     of    4     Pages
                                                     ----       -------


  1       NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          Met-Coil Systems Corporation Employee Stock Ownership
          Plan  EIN 42-1027215 2

-------------------------------------------------------------------------------
  2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) [ ]
          Not Applicable                                             (b) [ ]
--------------------------------------------------------------------------------

  3       SEC USE ONLY

--------------------------------------------------------------------------------
  4       CITIZENSHIP OR PLACE OF ORGANIZATION

          Iowa
-------------------------------------------------------------------------------


  NUMBER OF        5       SOLE VOTING POWER
  SHARES                        0
  BENEFICIALLY   --------------------------------------------------------------
  OWNED BY EACH
  REPORTING        6            240,410
  PERSON WITH              SHARED VOTING POWER
                --------------------------------------------------------------
                   7            0
                           SOLE DISPOSITIVE POWER
                ----------------------------------------------------------------
                   8            240,410
                           SHARED DISPOSITIVE POWER
                ----------------------------------------------------------------



  9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               240,410
------------------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
          [ ]
               Not Applicable
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
               7.9%
-------------------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
               EP
-------------------------------------------------------------------------------


                    * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 590850-10-3               13G        PAGE 3 OF 4 PAGES



ITEM 1 (a).    NAME OF ISSUER:
                          Met-Coil Systems Corporation

ITEM 1 (b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                            5486 Sixth Street SW
                            Cedar Rapids, IA  52404

ITEM 2 (a).    NAME OF PERSON FILING:
                            Met-Coil Systems Corporation Employee Stock
                            Ownership Plan (the "Plan")

ITEM 2 (b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:
                              5486 Sixth Street SW
                              Cedar Rapids, IA  52404

ITEM 2 (c).    CITIZENSHIP
                              Not Applicable

ITEM 2 (d).    TITLE OF CLASS OF SECURITIES:
                               Common Stock

ITEM 2 (e).    CUSIP NUMBER:
                                  590850-10-3

ITEM 3.(f).    THE PERSON FILING IS A:
        (x) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F).

ITEM 4.  OWNERSHIP:

         (a)      Amount Beneficially Owned:   ...................    240,410

         (b)      Percent of Class:   ................................   7.9%

         (c)      Number of shares as to which such person has:

                      (i)      Sole power to vote or to
                               direct the vote   ................       0

                      (ii)     Shared power to vote or to
                               direct the vote   ................   240,410

                      (iii)    Sole power to dispose or to
                               direct the disposition of  .....         0

                      (iv)    Shared power to dispose or to
                              direct the disposition of  .....      240,410

CUSIP 590850-10-3                     13G         PAGE 4 OF 4 PAGES



ITEM 5  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
             Not Applicable


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
             Participants in the Plan have the right to receive dividends from, and the proceeds from the sale of the Common Stock of, Met-Coil Systems Corporation held by the Plan.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
              Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
              Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
               Not Applicable


ITEM 10.  CERTIFICATION:
               By signing below the reporting person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February  15, 1996
                                                  ---
                                        MET-COIL SYSTEMS CORPORATION EMPLOYEE
                                        STOCK OWNERSHIP PLAN



                                        By: Frank Ceynar\s\

                                        -------------------------------------
                                        First National Bank Cedar Rapids,
                                        Trustee Name:  Frank Ceynar
                                        Title:  Vice President/Trust
                                        Officer